Exhibit 10.31
LIVERAMP HOLDINGS, INC.
AMENDED AND RESTATED 2005 EQUITY COMPENSATION PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD AND
RESTRICTED STOCK UNIT AGREEMENT
(California Employees)

%%FIRST_NAME%-% %%LAST_NAME%-%	Award Number:	%%OPTION_NUMBER%-%
%%ADDRESS_LINE_1%-%	Plan:	2005
%%ADDRESS_LINE_2%-%
%%CITY%-%, %%STATE%-% %%ZIPCODE%-%
%%COUNTRY%-%

Effective as of %%OPTION_DATE,’MM/DD/YYYY’%-% (“Award Date”), pursuant to the Amended and Restated 2005 Equity Compensation Plan of LiveRamp Holdings, Inc (the “Plan”), you have been granted an award of %%TOTAL_SHARES_GRANTED,'999,999,999'%-% Restricted Stock Units (“RSUs”), with each RSU representing the right to receive one share of the Common Stock of LiveRamp Holdings, Inc. (the “Company”) upon vesting. Capitalized terms that are not defined in this Notice of Restricted Stock Unit Award and Restricted Stock Unit Agreement (the “Notice”), the Terms and Conditions of Restricted Stock Unit Award attached hereto as Exhibit A (the “Terms and Conditions”), any special terms and conditions for your country set forth in the appendix attached hereto as Exhibit B (the “Appendix”), or any other exhibits or annexes to these documents (all together, the “Agreement”) have the meanings given to them in the Plan.

Subject to the terms and conditions of the Plan and this Agreement, and any severance or change in control policy of the Company, if any, the RSUs will vest on the following schedule, subject to you continuing to be an Associate through the applicable vesting date:

Vest Date	Shares
%%VEST_DATE_PERIOD1,'Month DD, YYYY'%-%
%%VEST_DATE_PERIOD2,'Month DD, YYYY'%-%
%%VEST_DATE_PERIOD3,'Month DD, YYYY'%-%
%%VEST_DATE_PERIOD4,'Month DD, YYYY'%-%
%%VEST_DATE_PERIOD5,'Month DD, YYYY'%-%
%%VEST_DATE_PERIOD6,'Month DD, YYYY'%-%
%%VEST_DATE_PERIOD7,'Month DD, YYYY'%-%
%%VEST_DATE_PERIOD8,'Month DD, YYYY'%-%
%%VEST_DATE_PERIOD9,'Month DD, YYYY'%-%
%%VEST_DATE_PERIOD10,'Month DD, YYYY'%-%
%%VEST_DATE_PERIOD11,'Month DD, YYYY'%-%
%%VEST_DATE_PERIOD12,'Month DD, YYYY'%-%
%%VEST_DATE_PERIOD13,'Month DD, YYYY'%-%
%%VEST_DATE_PERIOD14,'Month DD, YYYY'%-%
%%VEST_DATE_PERIOD15,'Month DD, YYYY'%-%
%%VEST_DATE_PERIOD16,'Month DD, YYYY'%-%

%%SHARES_PERIOD1,’999,999,999’%-%
%%SHARES_PERIOD2,’999,999,999’%-%
%%SHARES_PERIOD3,’999,999,999’%-%
%%SHARES_PERIOD4,’999,999,999’%-%
%%SHARES_PERIOD5,’999,999,999’%-%
%%SHARES_PERIOD6,’999,999,999’%-%
%%SHARES_PERIOD7,’999,999,999’%-%
%%SHARES_PERIOD8,’999,999,999’%-%
%%SHARES_PERIOD9,’999,999,999’%-%
%%SHARES_PERIOD10,’999,999,999’%-%
%%SHARES_PERIOD11,’999,999,999’%-%
%%SHARES_PERIOD12,’999,999,999’%-%
%%SHARES_PERIOD13,’999,999,999’%-%
%%SHARES_PERIOD14,’999,999,999’%-%
%%SHARES_PERIOD15,’999,999,999’%-%
%%SHARES_PERIOD16,’999,999,999’%-%

All vesting will be rounded to the nearest whole RSU, and any fractional RSUs will be accumulated and vested on the date that an accumulated full RSU is vested.

Exhibit 10.31

If you cease to be an Associate for any or no reason before you fully vest in the RSUs, the unvested RSUs will terminate according to the terms of Section 5 of the Terms and Conditions.

This RSU Agreement and applicable Plan is offered to you by LiveRamp as an additional benefit and is not required as a condition of employment. You may voluntarily accept this RSU Agreement and terms of the Plan by logging into your E*Trade account and electronically accepting this award. By doing so, you acknowledge and agree that:

i.This award of RSUs is subject to the terms and conditions as described within this Agreement and the Plan that are being provided to you electronically, including their exhibits and appendices, if any.

ii.You understand that the Company is not providing any tax, legal, or financial advice and is not making any recommendations regarding your participation in the Plan or your acquisition or sale of Shares.

iii.You have reviewed the Plan and this Agreement, have had an opportunity to obtain the advice of personal tax, legal, and financial advisors prior to accepting this award, and fully understand all provisions of this Agreement and the Plan. You will consult with your own personal tax, legal, and financial advisors before taking any action related to the Plan.

iv.You have read and agree to each provision of Section 10 of the Terms and Conditions.

v.You will notify the Company of any change to the contact address above.

IF YOU DO NOT ACCEPT THIS AGREEMENT ON OR PRIOR TO THE FIRST DATE ANY PORTION OF THESE RSUS VEST, NO RSUs WILL BE GRANTED AND YOU WILL NOT BE ELIGIBLE TO PARTICIPATE IN THE PLAN. THIS AGREEMENT IS ENTIRELY VOLUNTARY ON YOUR PART AND IS NOT REQUIRED TO BE ACCEPTED BY YOU AS A CONDITION OF EMPLOYMENT.

Exhibit 10.31
EXHIBIT A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARD

This Agreement (including these Terms and Conditions) and the Plan constitute the entire agreement between the Company and you with regard to the RSUs pertaining to the Common Stock described in the Notice. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Notice and the Plan.

1.Grant and Acceptance of Terms. The Company grants you an award of RSUs as described in the Notice. Your acceptance and retention of the award described in the Notice, as evidenced by your electronic acceptance of this Agreement, shall constitute your acceptance of the terms and conditions set forth in this Agreement, and the Plan. Your acceptance of this Agreement is entirely voluntary on your part and is not required as a condition of employment. If there is a conflict between the Plan, this Agreement, or any other agreement governing the RSUs, those documents will take precedence and prevail in the following order: (a) the Plan, (b) this Agreement, and (c) any other agreement between the Company and you governing these RSUs (provided that any applicable severance or change in control policy of the Company will apply to the RSUs).

2.Your Rights with Respect to the RSUs.

a.Company’s Obligation to Pay. Each RSU is a right to receive a Share on the date the RSU vests. Until an RSU vests, you have no right to payment of the Share. Before a vested RSU is paid, the RSU is an unsecured obligation of the Company, payable (if at all) only from the Company’s general assets. A vested RSU will be paid to you (or in the event of your death, to your estate or such other person as specified in Section 6 below) in whole Shares as soon as practicable after vesting (but no later than 60 days following the vesting date), subject to you satisfying any obligations for Tax-Related Items (as defined in Section 9(a)(i) of these Terms and Conditions) and any delay in payment required under Section 9(b)(i) of these Terms and Conditions. You cannot specify (directly or indirectly) the taxable year of the payment of any vested RSU under this Agreement

b.Stockholder Rights. Upon vesting, the RSUs granted pursuant to the Notice will entitle you to all the rights of a stockholder of the Company’s Common Stock as to the amount of shares of Common Stock (“Shares”) currently vested. Your rights as a stockholder of the Company (including the right to vote and to receive dividends and distributions) will not begin until Shares have been issued and recorded on the records of the Company or its transfer agents or registrars, and your rights with respect to the RSUs will remain forfeitable prior to the date on which such rights become vested.

3.Vesting. Subject to Section 11 of the Plan and Section 4 of these Terms and Conditions, RSUs shall vest as set forth in the Notice. RSUs scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest unless you continue to be an Associate until the time such vesting is scheduled to occur. [Notwithstanding the foregoing or any provision of this Exhibit A to the contrary, (1) this Agreement is contingent upon and subject to approval by the Company’s stockholders pursuant to the rules of the New York Stock Exchange at an annual or special meeting of stockholders to be held prior to the first vesting event hereunder (as any such meeting may be adjourned or postponed) of an amendment to the Plan to increase the maximum number of shares of Common Stock that may be issued pursuant to the Plan (such approval, the “Required Shareholder Approval”), (2) in the event that the Required Shareholder Approval is not obtained for any reason (and for the sake of clarity, is not obtained before the occurrence of a vesting event described in this Agreement or the Plan, if applicable), this Agreement shall be null and void and the Participant shall have no rights or interest of any kind with respect to the Restricted Stock Units, including any portion which had previously vested, and (3) if an event occurs prior to the receipt of the Required Shareholder Approval that would otherwise result in the vesting of Restricted Stock Units subject to this Agreement, no shares in respect of such Restricted Stock Units shall be issued, unless and until the Required Shareholder Approval has been obtained.]1

4.Board and Committee Discretion. The Board and the Committee have the discretion to accelerate the vesting of any RSUs at any time, subject to the terms of the Plan. In that case, those RSUs will be vested as of the date specified by the Board or the Committee.

1 Include this clause only for those equity awards that are contingent on shareholder approval.

Exhibit 10.31
5.Forfeiture upon Termination. If your status as an Associate terminates for any reason, your RSUs will immediately stop vesting and any of these RSUs that have not yet vested will be forfeited by you upon the effective date of your termination (the “Termination Date”). The provisions of this Section 5 are subject to the provisions of Section 7 below entitled “Forfeiture of Shares for Engaging in Certain Activities.” For purposes of your RSUs, the “Termination Date” shall be considered to occur (regardless of the reason for termination of your service and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are an Associate or otherwise providing services or the terms of your employment or service agreement, if any) as of the date you are no longer actively providing services to the Company or any Affiliated Company and shall not be extended by any notice period (e.g., your period of service will not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are an Associate or otherwise providing services, or the terms of your employment or service agreement, if any). The Board shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your RSUs (including whether you may still be considered to be providing services while on a leave of absence).

6.Death. Any distribution or delivery to be made to you under this Agreement will, if you are then deceased, be made to the administrator or executor of your estate or, if the Board or the Committee permits, your designated beneficiary. Any such transferee must furnish the Company with (a) written notice of your status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations that apply to the transfer.

7.Forfeiture of Shares for Engaging in Certain Activities.

a.If at any time during your service as an Associate you engage in any activity which competes with any activity of the Company and/or any Affiliated Companies, or if you engage in any of the prohibited activities listed in subsection (b) below at any time during your service as an Associate, or within one year after your Termination Date, then:

i.any unvested RSUs granted to you shall be canceled;

ii.with respect to any Shares received by you pursuant to the settlement of the RSUs within the three-year period before and the three-year period after your Termination Date, you shall pay to the Company an amount equal to the proceeds of any sale or distribution of those Shares (the “Forfeited Shares”), or, if still held by you, the aggregate fair market value of such Forfeited Shares as of the date of vesting; and

iii.the Company shall be entitled to set off against the amount of any such Forfeited Shares any amounts owed to you by the Company.

Engaging in any activity which competes with any activity of the Company during your service as an Associate includes any attempt, directly or indirectly, either individually or on behalf of anyone that is in competition with or acting against the interests of the Company, to solicit, sell to, assist, divert, accept or receive the trade or business of any customer of the Company or any Affiliated Company for the benefit of any person or entity other than the Company or any Affiliated Company.

b.The prohibited activities include:

i.any attempt, directly or indirectly, either individually or on behalf of anyone that is in competition with or acting against the interests of the Company, to use the trade secrets of the Company to solicit, sell to, assist, divert or induce the trade or business of any customer of the Company or any Affiliated Company with whom you have had personal contact and/or with whom you have done business while employed at any time for the Company or any Affiliated Company;

ii.disclosing or misusing any trade secrets or confidential information concerning the Company or any Affiliated Company;

Exhibit 10.31
iii.any attempt, directly or indirectly, to use non-public information regarding the skills, ability or compensation of any Associate in order to solicit or induce any Associate of the Company or any Affiliated Company to be employed or perform services elsewhere;

iv.the failure or refusal to disclose promptly and to assign to the Company all right, title and interest in any invention or idea made or conceived in whole or in part by you in the course of your employment by the Company or any Affiliated Company, relating to the actual or anticipated business, research or development work of the Company or any Affiliated Company, or the failure or refusal to do anything reasonably necessary to enable the Company or any Affiliated Company to secure a patent or other intellectual property right;

v.participating in a hostile takeover attempt against the Company;

vi.a material violation of Company policy, including, without limitation, the Company's insider trading policies; or

vii.conduct related to your employment for which you have been convicted of criminal conduct or for which you have been assessed civil penalties.

c.Upon receipt of any Shares pursuant to Section 2 of these Terms and Conditions, you agree to certify, if requested by the Company, that you are in compliance with the terms and conditions of this Agreement.

d.You may be released from your obligations under this Section 7 only if the Board or the Committee, or its authorized designee(s), determines in its sole discretion that to do so is in the best interests of the Company.

e.You acknowledge the Company has a valid and reasonable interest in protecting its trade secrets, confidential information and goodwill, and the prohibitions of this Section 7 are not intended to restrain you in the pursuit of other employment opportunities, nor are they intended to prohibit you from working in the data connectivity services industry.

8.Restriction on Transfer. RSUs may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by you except as provided under the Plan, and any unauthorized purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company. If any RSUs are transferred, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors, and assigns of the parties to this Agreement.

9.Responsibility for Taxes.

a.Tax Withholding.

i.You acknowledge that, regardless of any action taken by the Company or, if different, the Affiliated Company to which you provide services (the “Service Recipient”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefit tax, payment on account, employment tax, stamp tax or other tax-related items related to your participation in the Plan and legally applicable or deemed applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld, if any, by the Company or the Service Recipient. You further acknowledge that the Company and/or the Service Recipient (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs or the underlying Shares, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale or disposal of Shares and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the

Exhibit 10.31
Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

ii.Prior to the relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax-Related Items. In this regard, you authorize and direct the Company and any brokerage firm determined acceptable to the Company to sell on your behalf a whole number of Shares from those Shares issued to you as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy any applicable withholding obligations or rights for Tax-Related Items. In the event that such withholding by sale of Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, you authorize the Company or its respective agents to satisfy any applicable withholding obligations or rights with regard to all Tax-Related Items by one or a combination of the following: (1) your payment of a cash amount (including by check representing readily available funds or a wire transfer); (2) withholding from your wages or other cash compensation paid to you by the Company and/or the Service Recipient or any Affiliated Company; (3) withholding Shares to be issued at vesting; or (4) any other arrangement approved by the Board of Directors and permitted under applicable laws.

iii.The Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in your jurisdiction(s). In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Shares), or if not refunded, you may seek a refund from the local tax authorities. In the event of under-withholding, you may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Service Recipient. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you will be deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of Shares is held back solely for the purpose of paying the Tax-Related Items. The Company may refuse to issue or transfer Shares, or the proceeds of the disposition of Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.

b.    Code Section 409A. This Section 9(b) does not apply if you are not a U.S. income taxpayer.

i.If the vesting of any RSUs is accelerated in connection with a termination of your status as an Associate that is a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h).and (x) you are a “specified employee” within the meaning of Treasury Regulations Section 1.409A‑1(i)(1) at that time and (y) the payment of such accelerated RSUs would result in the imposition of additional tax under Code Section 409A if paid to you within the 6-month period following such termination, then the accelerated RSUs will not be paid until the first day after the 6-month period ends.

ii.If your status as an Associate terminates due to death or you die after you stop being an Associate, the delay under Section 9(b)(i) of these Terms and Conditions will not apply, and these RSUs will be paid in Shares to your estate (or such other person as specified in Section 6 above) as soon as practicable.

iii.All payments and benefits under this Agreement are intended to be exempt from Code Section 409A or comply with any requirements necessary to avoid the imposition of additional tax under Code Section 409A(a)(1)(B) so that none of these RSUs or Shares issuable upon the vesting of RSUs will be subject to the additional tax imposed under Code Section 409A, and any ambiguities or ambiguous terms will be interpreted according to that intent. In no event will the Company or any Affiliated Company have any obligation or liability to reimburse, indemnify, or hold you harmless for any taxes imposed, or other costs incurred, as a result of Code Section 409A.

Exhibit 10.31

iv.Each payment under this Agreement is a separate payment under Treasury Regulations Section 1.409A-2(b)(2).

10.Acknowledgements and Agreements. You acknowledge that your acceptance of this Agreement is voluntary and is not required as a condition of employment. Your acceptance of the RSUs through the Company’s electronic or online acceptance process, or your signature on the Notice accepting these RSUs, indicates that:

a.YOU ACKNOWLEDGE AND AGREE THAT THE VESTING OF THESE RSUS IS EARNED ONLY BY CONTINUING YOUR SERVICE AS AN ASSOCIATE AND THAT BEING HIRED OR BEING GRANTED THESE RSUS WILL NOT RESULT IN VESTING.

b.YOU FURTHER ACKNOWLEDGE AND AGREE THAT THESE RSUS AND THIS AGREEMENT DO NOT CREATE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN ASSOCIATE FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL AND WILL NOT INTERFERE IN ANY WAY WITH YOUR RIGHT OR THE RIGHT OF THE COMPANY OR SERVICE RECIPIENT TO TERMINATE YOUR RELATIONSHIP AS AN ASSOCIATE AT ANY TIME, WITH OR WITHOUT CAUSE.

c.You agree that this Agreement and its incorporated documents reflect all agreements on its subject matters and that you are not accepting this Agreement based on any promises, representations, or inducements other than those reflected in this Agreement.

d.You agree that the Company’s delivery of any documents related to the Plan or these RSUs (including the Plan, this Agreement, the Plan’s prospectus, and any reports of the Company provided generally to the Company’s stockholders) to you may be made by electronic delivery, which may include but does not necessarily include the delivery of a link to a Company intranet or to the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail, or any other means of electronic delivery specified by the Company. If the attempted electronic delivery of such documents fails, you will be provided with a paper copy of the documents. You acknowledge that you may receive from the Company a paper copy of any documents that were delivered electronically at no cost to you by contacting the Company by telephone or in writing. You may revoke your consent to the electronic delivery of documents or may change the e-mail address to which such documents are to be delivered (if you have provided an e-mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or e-mail. Finally, you understand that you are not required to consent to electronic delivery of documents.

e.You may deliver any documents related to the Plan or these RSUs to the Company by e-mail or any other means of electronic delivery approved by the Board or the Committee, but you must provide the Company or any designated third-party administrator with a paper copy of any documents if your attempted electronic delivery of such documents fails.

f.You accept that all good faith decisions or interpretations of the Board or the Committee regarding the Plan and these RSUs are binding, conclusive, and final. No member of the Board or the Committee will be personally liable for any such decisions or interpretations.

g.You agree that the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan.

h.You agree that the grant of Awards (including these RSUs) is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past.

i.You agree that any decisions regarding future RSUs or other Awards, if any, will be in the Company’s sole discretion.

j.You agree that you are voluntarily participating in the Plan.

Exhibit 10.31

k.You agree that these RSUs and any Shares acquired under these RSUs are not intended to replace any pension rights or compensation.

l.You agree that these RSUs, any Shares acquired under these RSUs, and their income from and value are not part of normal or expected compensation for any purpose, including, but not limited to, for calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits, or similar payments.

m.You agree that the future value of the Shares underlying these RSUs is unknown, indeterminable, and cannot be predicted with certainty.

n.Unless otherwise agreed with the Company in writing, the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of an Affiliated Company.

o.You agree that neither the Company nor any Affiliated Company is liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of these RSUs or of any amounts due to you from the payment of these RSUs or the subsequent sale of any Shares acquired upon such payment.

p.You have read and agree to the Data Privacy provisions of Section 11 of these Terms and Conditions.

q.You agree that you have no claim or entitlement to compensation or damages from any forfeiture of these RSUs resulting from the termination of your status as an Associate (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are an Associate or the terms of your service agreement, if any).

11.Data Privacy. If you would like to participate in the Plan, you understand that you will need to review the information provided in this Section 11 and, where applicable, declare consent to the processing and/or transfer of personal data as described below.

a.EEA+ Controller. If you are based in the European Union (“EU”), the European Economic Area or the United Kingdom (collectively “EEA+”), you should note that the Company, with its registered address at 225 Bush Street, Seventeenth Floor, San Francisco, CA 94014, United States of America, is the controller responsible for the processing of your personal data in connection with the Agreement and the Plan.

b.Data Collection and Usage. The Company collects, uses and otherwise processes certain personal data about you, including, but not limited to, your name, home address and telephone number, e-mail address, date of birth, social insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of stock or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in your favor, which the Company receives from you, the Service Recipient or otherwise in connection with this Agreement or the Plan (“Data”), for the purposes of implementing, administering and managing the Plan.

i.If you are based in the EEA+, the legal basis, where required, for the processing of Data by the Company is the necessity of the data processing for the Company to (i) perform its contractual obligations under this Agreement, (ii) comply with legal obligations established in the EEA+, or (iii) pursue the legitimate interest of complying with legal obligations established outside the EEA+.

ii.If you are based outside the EEA+, the legal basis, where required, for the processing of Data by the Company is your consent, as further described below.

Exhibit 10.31
c.Stock Plan Administration Service Providers. The Company transfers Data to E*TRADE Securities, LLC (“E*Trade”) an independent service provider, which is assisting the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner. E*Trade will open an account for you to receive and dispose of Shares acquired under the Plan. You may be asked to agree on separate terms and data processing practices with E*Trade, with such agreement being a condition to the ability to participate in the Plan.

d.International Data Transfers. You understand that the Company and, as of the date hereof, any third parties assisting in the implementation, administration and management of the Plan, such as E*Trade, are based in the United States. If you are located outside the United States, you understand and acknowledge that your country may have enacted data privacy laws that are different from the laws of the United States. The Company’s legal basis for the transfer of your Data, where required, is your consent.

e.Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage your participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and securities laws.

f.Data Subject Rights. You may have a number of rights under data privacy laws in your jurisdiction. Depending on where you are based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) the rectification or amendment of incorrect or incomplete Data, (iii) the deletion of Data, (iv) request restrictions on the processing of Data, (v) object to the processing of Data for legitimate interests, (vi) the portability of Data, (vi) lodge complaints with competent authorities in your jurisdiction, and/or to (viii) receive a list with the names and addresses of any potential recipients of Data. To receive additional information regarding these rights or to exercise these rights, you can contact the Company’s human resources department at People.Ops@LiveRamp.com.

g.Necessary Disclosure of Personal Data. You understand that providing the Company with Data is necessary for the performance of the Agreement and that your refusal to provide Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan.

h.Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary, and you are providing any consent referred to herein on a purely voluntary basis. You understand that you may withdraw any such consent at any time with future effect for any or no reason. If you do not consent, or if you later seek to withdraw their consent, your salary from or employment and career with the Service Recipient will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to offer or grant RSUs under the Plan to you or administer or maintain the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, you should contact the Company’s human resources department at People.Ops@LiveRamp.com.

Declaration of Consent. If you are based in the EEA+, by participating in the Plan and indicating consent by signing this Agreement or via the Company’s online acceptance procedure, you explicitly declare your consent to the onward transfer of Data by the Company to E*Trade or, as the case may be, a different service provider of the Company in the United States as described in this Section 11.

If you are based outside the EEA+, by participating in the Plan and indicating consent by signing this Agreement or via the Company’s online acceptance procedure, you explicitly declare your consent to the entirety of the Data processing operations described in this Section 11 including, without limitation, the onward transfer of Data by the Company to E*Trade or, as the case may be, a different service provider of the Company in the United States.

12.Modifications to the Agreement. The Plan and this Agreement constitute the entire understanding of the parties on the subjects covered. You expressly warrant that you are not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. All amendments to this Agreement shall be in writing executed by a duly authorized officer of the Company; provided

Exhibit 10.31
that this Agreement is subject to the power of the Board and/or the Committee to amend this Agreement and the Plan as provided in the Plan. Notwithstanding the foregoing, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without your consent, to comply with Code Section 409A, to otherwise avoid imposition of any additional tax or income recognition under Code Section 409A in connection with these RSUs.

13.Notices. Any notice to be given under this Agreement to the Company shall be addressed to the Company in care of its stock plan administrator at LiveRamp Holdings, Inc., 225 Bush Street, Seventeenth Floor, San Francisco, CA 94104, until the Company designates another address in writing. Any notice to be given to you shall be addressed to you at the address listed in the Company’s records. By a notice given pursuant to this Section 13, either party may designate a different address for notices. Any notice shall have been deemed given when actually delivered. [The parties may use e-mail delivery, so long as the message is clearly marked, sent to the e-mail addresses set forth under the signatures below, or to such other e-mail addresses as may have been furnished by such party in writing to the other, and a delivery receipt and a read receipt are made part of the message. E-mail delivery will be deemed to occur when the sender receives confirmation that such message has been received and read by the recipient.]

14.Additional Conditions to Issuance of Stock. If the Company determines that the listing, registration, qualification, or rule compliance of the Common Stock on any securities exchange or under any state, federal, or foreign law or the tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to you (or your estate), the Company will try to meet the requirements of any such state, federal, or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange, but the Shares will not be issued until such conditions have been met in a manner acceptable to the Company. Notwithstanding the foregoing, you understand that the Company is under no obligation to register or qualify the shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, you agree that the Company shall have unilateral authority to amend this Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.

15.Clawback. These RSUs (including any proceeds, gains or other economic benefit received by you upon its payment or the subsequent sale of Shares issued upon payment of the RSUs) will be subject to any compensation recovery or clawback policy implemented by the Company before or after the date of this Agreement. This includes any clawback policy adopted to comply with the requirements of applicable laws.

16.Administration. The Board and the Committee administer the Plan. Your rights under this Agreement are expressly subject to the terms and conditions of the Plan, including continued stockholder approval of the Plan, and to any guidelines the Board or the Committee adopts from time to time.

17.Severability. If any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any part of this Agreement not declared to be unlawful or invalid. Any part so declared unlawful or invalid shall, if possible, be construed in a manner which gives effect to the terms of such part to the fullest extent possible while remaining lawful and valid.

18.Applicable Law. The Plan, this Agreement, these RSUs, and all determinations made, and actions taken under the Plan, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law.

19.Forum Selection At all times each party hereto: (i) irrevocably submits to the exclusive jurisdiction of any California court or Federal court sitting in the Northern District of California; (ii) agrees that any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby will be heard and determined in such California or Federal court; (iii) to the extent permitted by law, irrevocably waives (a) any objection such party may have to the laying of venue of any such action or proceeding in any of such courts, or (b) any claim that such party may have that any such action or proceeding has been brought in an inconvenient forum; and (iv) to the extent permitted by law, irrevocably agrees that a final non-appealable judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this section entitled “Forum Selection” will affect the right of any party hereto to serve legal process in any manner permitted by law.

Exhibit 10.31

20.Headings. Headings are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

21.Waiver. You acknowledge that a waiver by the Company of a breach of any provision of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach of this Agreement by you.

22.Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

23.Language. You acknowledge that you are proficient in the English language or have consulted with an advisor who is proficient in the English language, so as to enable you to understand the provisions of this Agreement and the Plan. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

24.Non-U.S. Appendix. These RSUs are subject to any special terms and conditions set forth in Exhibit B to this Agreement for your country (the “Appendix”). If you relocate to a country included in the Appendix, the special terms and conditions for that country will apply to you to the extent the Company determines that applying such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

25.Insider Trading/Market Abuse. You acknowledge that, depending on your or your broker’s country or where the Shares are listed, you may be subject to insider trading restrictions and/or market abuse laws which may affect your ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., RSUs) or rights linked to the value of Shares during such times you are considered to have “inside information” regarding the Company (as defined in the laws or regulations in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Keep in mind third parties includes fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. You are responsible for complying with any restrictions and should speak to your personal advisor on this matter.

26.Exchange Control, Foreign Asset/Account and/or Tax Reporting. Depending upon the country to which laws you are subject, you may have certain foreign asset/account and/or tax reporting requirements that may affect your ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside your country of residence. Your country may require that you report such accounts, assets or transactions to the applicable authorities in your country. You also may be required to repatriate cash received from participating in the Plan to your country within a certain period of time after receipt. You are responsible for knowledge of and compliance with any such regulations and should speak with your personal tax, legal and financial advisors regarding same.

Exhibit 10.31
EXHIBIT B

APPENDIX TO RESTRICTED STOCK UNIT AGREEMENT

Capitalized terms that are not defined in this Appendix shall have the same meanings given to them in the Notice, the Terms and Conditions and the Plan.

Terms and Conditions

This Appendix includes additional terms and conditions that govern these RSUs granted to you under the Plan if you reside and/or work in one of the countries listed below. If you are a citizen or resident of a country other than the one in which you are currently working and/or residing, transfer to another country after the Award Date or are considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the special terms and conditions contained herein apply to you.

Notifications

This Appendix also includes information regarding exchange controls, securities laws and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other applicable laws in effect in the respective countries as of August 2020. Such applicable laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time you vest in the RSUs or sell Shares acquired under the Plan.

In addition, the information contained in this Appendix is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result. You should seek appropriate professional advice as to how the applicable laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently working, transfer employment after these RSUs are granted, transfer to another country after the Award Date, or are considered a resident of another country for local law purposes, the notifications in this Appendix may not apply to you in the same manner.

Countries
Australia

Terms and Conditions

Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).

Notifications

Australia Offer Document. The offer of the RSUs is intended to comply with the provisions of the Corporations Act 2001, ASIC Regulatory Guide 49 and ASIC Class Order CO 14/1000. Additional details are set forth in the Offer Document for the Offer of Restricted Stock Units to Australian Resident Employees, a copy of which is attached to the end of this section for Australia as Annex 1.

Exhibit 10.31
ANNEX 1

OFFER DOCUMENT

LIVERAMP HOLDINGS, INC.
AMENDED AND RESTATED 2005 EQUITY COMPENSATION PLAN

OFFER OF RESTRICTED STOCK UNITS
TO AUSTRALIAN RESIDENT EMPLOYEES

The Company is pleased to provide you with this offer to participate in the Plan. This offer sets out information regarding the grant of RSUs to Australian resident employees of the Company and its Affiliated Companies (“Australian Participants”). This information is provided by the Company to ensure compliance of the Plan with Australian Securities and Investments Commission (“ASIC”) Class Order 14/1000 and relevant provisions of the Corporations Act 2001.

In addition to the information set out in the Agreement and the Appendix, Australian Participants are also being provided with copies of the following documents:

a.the Plan; and

b.the Plan prospectus; and

c.Employee Information Supplement for Australia (collectively, the “Additional Documents”).

The Additional Documents provide further information to help Australian Participants make an informed investment decision about participating in the Plan. Neither the Plan nor the Plan prospectus is a prospectus for the purposes of the Corporations Act 2001.

Australian Participants should not rely upon any oral statements made in relation to this offer. Australian Participants should rely only upon the statements contained in the Agreement, including the Appendix, and the Additional Documents when considering participation in the Plan.

Securities Law Notification. Investment in Shares involves a degree of risk. Eligible employees who elect to participate in the Plan should monitor their participation and consider all risk factors relevant to the acquisition of Shares under the Plan as set forth below and in the Additional Documents.

The information herein is general information only. It is not advice or information that takes into account Australian Participants’ objectives, financial situation and needs.

Australian Participants should consider obtaining their own financial product advice from a person who is licensed by ASIC to give such advice.

Additional Risk Factors for Australian Residents. Australian Participants should have regard to risk factors relevant to investment in securities generally and, in particular, to holding Shares. For example, the price at which an individual Share is quoted on the New York Stock Exchange (“NYSE”) may increase or decrease due to a number of factors. There is no guarantee that the price of a Share will increase. Factors that may affect the price of an individual Share include fluctuations in the domestic and international market for listed stocks, general economic conditions, including interest rates, inflation rates, commodity and oil prices, changes to government fiscal, monetary or regulatory policies, legislation or regulation, the nature of the markets in which the Company operates and general operational and business risks.

More information about potential factors that could affect the Company’s business and financial results will be included in the Company’s most recent Annual Report on Form 10-K and the Company’s Quarterly Report on Form 10-Q. Copies of these reports are available at http://www.sec.gov/, on the Company’s investor’s page at https://investors.liveramp.com/home/default.aspx, and upon request to the Company.

Exhibit 10.31
In addition, Australian Participants should be aware that the Australian dollar (“AUD”) value of any Shares acquired under the Plan will be affected by the USD/AUD exchange rate. Participation in the Plan involves certain risks related to fluctuations in this rate of exchange.

Common Stock in a U.S. Corporation. Common stock of a U.S. corporation is analogous to ordinary shares of an Australian corporation. Each holder of a Share is entitled to one vote. Dividends may be paid on the Shares out of any funds of the Company legally available for dividends at the discretion of the Board. Further, Shares are not liable to any further calls for payment of capital or for other assessment by the Company and have no sinking fund provisions, pre-emptive rights, conversion rights or redemption provisions.

Ascertaining the Market Price of Shares. Australian Participants may ascertain the current market price of an individual Share as traded on the NYSE under the symbol “RAMP” at: https://www.nyse.com/quote/XNYS:RAMP. The AUD equivalent of that price can be obtained at: https://www.rba.gov.au/statistics/frequency/exchange-rates.html.

Please note that this is not a prediction of what the market price of the Shares will be on any applicable Vest Date or when Shares are issued to Australian Participants (or at any other time), or of the applicable exchange rate at such time.

Exhibit 10.31
China

Terms and Conditions

The following terms and conditions will apply to you to the extent that the Company, in its discretion, determines that your participation in the Plan will be subject to exchange control restrictions in the People’s Republic of China (“PRC”), as implemented by the PRC State Administration of Foreign Exchange (“SAFE”):

Vesting Schedule and Settlement. The following provision supplements the vesting schedule in the Notice and Section 2 (“Your Right with Respect to the RSUs”) and Section 3 (“Vesting”) of the Terms and Conditions:
In addition to any other vesting and settlement conditions, the RSUs will not vest and no Shares (or cash equivalent) will be delivered to you unless and until all necessary approvals from the PRC State Administration of Foreign Exchange (“SAFE”) or its relevant branch have been received and remain effective, as determined by the Company in its sole discretion.

If Shares are delivered to you pursuant to Section 2(a) of the Terms and Conditions, the Company reserves the right to require you to sell all Shares, either immediately upon receipt of such Shares or upon termination of your service or at such other time determined by the Company to be necessary or desirable to facilitate the administration of the Plan or compliance with exchange control requirements in the PRC.

In this regard, you agree that the Company is authorized to instruct its designated broker, E*Trade, to assist with any such mandatory sale of Shares (on your behalf pursuant to this authorization), and you expressly authorize E*Trade (or any other designated broker) to complete the sale of such Shares. You also agree to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the designated broker) to effectuate the sale of the Shares (including, without limitation, as to the transfers of the proceeds and other exchange control matters noted below) and shall otherwise cooperate with the Company with respect to such matters, provided that you shall not be permitted to exercise any influence over how, when or whether the sales occur. You acknowledge that the designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Due to fluctuations in the Share price and/or applicable exchange rates between the date the Shares are delivered to you and (if later) the date on which the Shares are sold, the amount of proceeds ultimately distributed to you may be more or less than the market value of the Shares on the applicable Vest Date or the date the Shares are issued to you.

Upon the sale of the Shares, the cash proceeds from the sale (less any applicable Tax-Related Items, brokerage fees or commissions) will be delivered to you in accordance with applicable exchange control laws and regulations.

Exchange Control Obligations. Following the sale of the Shares, you must comply with any exchange control requirements. If you reside in the PRC, you may be required to repatriate to the PRC all funds related to participation in the Plan, and such repatriation may need to be effected through a special exchange control account established by the Company or its Affiliated Company in the PRC. In such circumstances, you agree that any funds related to participation in the Plan may be transferred to such special account prior to being delivered to you.

The funds may be paid to you in U.S. dollars or in local currency, at the Company’s discretion. If the funds are paid in U.S. dollars, you will be required to set up a U.S. dollar bank account in the PRC so that the funds may be deposited into this account. If the funds are paid in local currency, neither the Company nor any Affiliated Company is under an obligation to secure any particular currency conversion rate and there may be delays in converting the funds into local currency due to exchange control requirements in the PRC. You will bear any currency fluctuation risk between the time the Shares are sold (or any other funds related to participation in the Plan are realized) and the time the funds are converted into local currency and distributed to you.
You agree to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with PRC exchange control requirements.

Exhibit 10.31
France
Terms and Conditions

RSU Type. The RSUs are not intended to qualify for specific tax or social security treatment in France.

Language Consent. By accepting the grant of the RSUs, you confirm having read and understood the documents related to the grant (the Notice, the Agreement and the Plan), which were provided in the English language. You accept the terms of those documents accordingly.

Consentement Relatif à la Langue. En acceptant l’attribution du droit sur des actions assujetti à des restrictions (“RSUs”), vous confirmez avoir lu et compris les documents relatifs à l’attribution (l’Avis, le Contrat et le Plan) qui ont été fournis en langue anglaise. Vous acceptez les dispositions de ces documents en connaissance de cause.

Notifications

Foreign Asset/Account Reporting Notification. French residents may hold Shares acquired under the Plan outside France, provided they declare all foreign accounts, whether open, current, or closed, in their income tax return.

Japan
Notifications

Foreign Asset/Account Reporting Notification. Details of any assets held outside Japan (including Shares acquired under the Plan) as of December 31 of each year must be reported to the tax authorities on an annual basis, to the extent such assets have a total net fair market value exceeding ¥50 million. Such report is due by March 15 each year. You should consult your personal tax advisor to determine if the reporting obligation applies to you and whether you will be required to include details of your outstanding RSUs, as well as Shares, in the report.

Netherlands
There are no country-specific provisions.

Singapore
Notifications

Securities Law Notification. The RSUs are being granted pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Hence, statutory liability under the SFA in relation to the content of prospectuses will not apply. You should note that the RSUs are subject to section 257 of the SFA and hence the RSUs may not be offered or sold, or made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore, unless such offer, sale or invitation is made (i) more than six (6) months from the Award Date, (ii) pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA, or (iii) pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA.

In addition, you are permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided the resale of Shares takes place outside Singapore through the facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the New York Stock Exchange (the “NYSE”).

Director Notification Requirement. If you are a director, alternate director, substitute director or shadow director of a Singapore Affiliated Company, you must notify the Singapore Affiliated Company in writing within two (2) business days of (i) becoming the registered holder of or acquiring an interest (e.g., RSUs, Shares, etc.) in the Company or any Affiliated Company, or becoming a director, alternate director, substitute director or shadow director (as the case may be), whichever occurs last, or (ii) any change in a previously disclosed interest (e.g., sale of Shares).

Exhibit 10.31
United Kingdom
Terms and Conditions

Responsibility for Taxes. The following provision supplements Section 9 (“Responsibility for Taxes”) of the Terms and Conditions:

You agree to indemnify the Company and/or the Service Recipient for all Tax-Related Items that they are required to pay or withhold or have paid or will pay to Her Majesty’s Revenue & Customs (“HMRC”) (or any other relevant authority) on your behalf and authorize the Company and/or the Service Recipient to recover such amounts by any of the means set out in Section 9 of the Terms and Conditions. You also agree to be liable for any Tax-Related Items related to the RSUs and legally applicable to you, and hereby covenant to pay any such Tax-Related items as and when requested by the Company, the Service Recipient or by HMRC (or any other relevant authority).

Notwithstanding the foregoing, if you are an executive officer or director (as within the meaning of Section 13(k) of the Securities Exchange Act of 1934), the terms of the immediately foregoing provision will not apply. In the event that you are an executive officer or director and the income tax is not collected from or paid by you within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You acknowledge that you will be responsible for reporting and paying any income tax due on this additional benefit directly to the HMRC under the self-assessment regime and for paying the Company or the Service Recipient, as applicable, for the value of any employee national insurance contributions due on this additional benefit.